UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934

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USA Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

Hudson Executive Capital LP

HEC Management GP LLC

HEC Master Fund LP

HEC SPV IV LP

Lisa P. Baird

Douglas G. Bergeron

Douglas L. Braunstein

Jacob Lamm

Michael K. Passilla

Ellen Richey

Anne M. Smalling

Shannon S. Warren

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing contains a press release issued by Hudson Executive Capital LP, dated March 3, 2020.

Hudson Executive Issues Statement Regarding USA Technologies’ Latest Attempt to Manipulate the

Director Election Ahead of Annual Meeting

NEW YORK—MARCH 3, 2020—Hudson Executive Capital LP (“Hudson Executive”), a New York-based investment firm and the largest shareholder of USA Technologies, Inc. (“USAT” or the “Company”) (OTC:USAT) with beneficial ownership of approximately 16.2% of USAT’s common stock, today issued the following statement in response to USAT’s appointment of Donald W. Layden, Jr. as Chief Executive Officer and President of the Company and slate of nominees for the annual shareholders meeting to be held on April 30, 2020.

Douglas Braunstein, Founder and Managing Partner of Hudson Executive, said, “Our conviction is that leadership change at USAT is not only necessary, but needed now more than ever. The Company’s ill-conceived decision to appoint a permanent Chief Executive Officer, who has overseen continued lapses in financial controls and repeated operational failures, and has failed to meet his most important stated priorities during his brief tenure, has further damaged USAT’s reputation and impaired shareholder value. We believe that the Board conducted a woefully inadequate search process given the number of highly-qualified candidates Hudson Executive has already identified for the CEO position. Further, the Board approved significant payments for Mr. Layden and a permanent CFO less than two months before the annual meeting. As of today, the new seven-person Board is made up of five individuals who have never been elected. We believe these unilateral actions demonstrate a lack of judgment and a disregard for shareholders.

“We have previously reached out numerous times to try to negotiate with this Board. Its actions demonstrate what we perceive to be a consistent lack of good faith engagement and continued attempt to enrich and entrench management. We believe the decision by the USAT Board to unilaterally name three of Hudson Executive’s director nominees to USAT’s proxy ballot is a desperate attempt to manipulate the board election in advance of a shareholder vote. After two years of disenfranchisement, we look forward to a shareholder vote on April 30th.”

Hudson Executive’s nominees, Lisa Baird, Ellen Richey and Anne Smalling, added, “Prior to USAT’s announcement yesterday, we had not been contacted by the Company or its representatives. We believe that the Board’s decision to involve us in this way reflects its disregard for shareholders and an attempt to manipulate the process. We encourage shareholders to vote the GOLD proxy card and support the full slate of directors nominated by Hudson Executive.”

Cadwalader, Wickersham & Taft LLP and Pepper Hamilton LLP are serving as legal advisors to Hudson Executive.

Your Vote Is Important, No Matter How Many or How Few Shares You Own!

Please vote today by telephone, via the Internet or

by signing, dating and returning the enclosed GOLD proxy card.

Simply follow the easy instructions on the GOLD proxy card.

If you have questions about how to vote your shares, please contact:

INNISFREE M&A INCORPORATED

Shareholders May Call Toll-free: (888) 750-5834

Banks and Brokers May Call Collect: (212) 750-5833

About Hudson Executive Capital LP

Hudson Executive Capital LP (“Hudson Executive”), based in New York City, is a SEC-registered investment advisor to certain affiliated investment funds.

Contacts

Press Contact

Jonathan Gasthalter/Nathaniel Garnick

Gasthalter & Co.

212.257.4170

Investors

Scott Winter/Gabrielle Wolf

Innisfree M&A Incorporated

212.750.5833